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                                                                   EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our reports dated March 13, 2001, except for Note 18, as to which the date is April 2, 2001, relating to the financial statements and financial statement schedules of The Prudential Insurance Company of America, which appear in such Registration Statement. We also consent to the use in this Registration Statement on Form S-1 of our report dated April 6, 2001 relating to the financial statement of Prudential Financial, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 25, 2001